UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2020

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900, Nashville, Tennessee 37201
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Common Stock par value $1.00	PNFP	The Nasdaq Stock Market LLC
Depositary Shares (each representing 1/40th interest in a share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B)	PNFPP	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) 2020 Annual Cash Incentive Plan. On August 11, 2020 the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Pinnacle Financial Partners, Inc. (the “Company”) approved modifications to the performance metrics previously established by the Committee under the Company’s 2020 Annual Cash Incentive Plan (the “Plan”), a copy of which the Company filed as an exhibit to its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2020 (the “Original Form 8-K”).

Under the terms of the Plan as previously approved by the Committee, all employees of the Company compensated by a predetermined salary or hourly wage, including the Company’s Named Executive Officers (as identified in the Company's proxy statement for its 2020 annual meeting of shareholders), are eligible to receive targeted cash incentive payments ranging from 10 percent to 100 percent of the participant’s base salary in the event that Pinnacle Bank’s ratio of classified assets to the sum of Pinnacle Bank’s tier 1 risk-based capital and its allowance for loan losses (the “Classified Asset Ratio”) is not more than a predetermined ratio and the Company meets (i) targeted levels of fully diluted earnings per share (“diluted EPS”) and (ii) certain deposit volume and rate goals approved quarterly by the Committee, excluding, in each case, such items as the Committee may determine and as described in the Plan.

As a result of the significant impact to the Company’s results from the effects of the COVID-19 pandemic, on August 11, 2020 the Committee approved an additional performance metric under the Plan tied to the Company’s pre-tax, pre-provision net revenue for the year ending December 31, 2020, excluding such amounts as the Committee may determine in accordance with the terms of the Plan (such amount “PPNR”). The Company believes that PPNR is an appropriate alternative performance metric for 2020 as it measures the Company’s ability to generate core earnings excluding the impact of provision expense which has been materially impacted by the unanticipated effects of the COVID-19 pandemic. PPNR is also a metric that should allow for a more accurate comparison of the Company’s performance for 2020 against its peers as institutions will likely take different approaches to addressing the impact of the challenging economic environment associated with COVID-19 on their loan portfolios. As a result of the addition of this PPNR performance metric, participants in the Plan will now be able to earn a cash incentive payout under the Plan based on the larger of the following:

A.Original Plan Metrics – A payout based on the Plan’s original performance metrics of diluted EPS and deposit volume and rate goals. Pursuant to the original Plan, each participant in the Plan could earn an award expressed as a percentage of his or her base salary based 80% on diluted EPS and 20% on deposit volume and rate goals. At maximum performance, a participant could earn up to 125% of target level payouts. Neither of these goals have been modified by the Committee. As a result of increased provision expense due to the COVID-19 pandemic, the Company currently does not anticipate that any portion of the payouts under the Plan tied to the Company’s diluted EPS will be earned for 2020. Based on the Company’s performance for the first six months of 2020, the Company is anticipating that participants in the Plan will receive the maximum payout (25% of target) for the deposit volume and rate goals.

OR

B.August 11, 2020 Plan Modification – A payout based on the new PPNR performance metric and the original deposit volume and rate goals under the Plan. Payouts for all participants, including the Named Executive Officers, based on the PPNR metric established by the Committee on August 11, 2020 will be between 15% and 25% of their targeted payouts under the Plan at target and maximum performance levels. As the deposit volume and rate performance metrics of the original Plan have not been modified, and based on the Company’s performance for the first six months of 2020, the Company is anticipating that participants in the Plan will receive the maximum payout (25% of target) for this performance metric.

The Classified Assets Ratio component of the Plan remains unchanged and, except as modified by the addition of the PPNR performance metric and the related payout levels, the Plan is unchanged.

Set out below are the percentages of each of the Named Executive Officers’ base salaries that may be earned at “target” and “maximum” level payout (without giving effect to the application of the positive or negative adjustment that the Committee may approve as more fully described in the Original Form 8-K) depending on whether payouts under the Plan are made pursuant to the diluted EPS or PPNR performance metric:

Named Executive Officer	Percentage of Base Salary Payout under Original Plan upon Achievement of Diluted EPS and Deposit Volume and Rate Goals		OR	Percentage of Base Salary Payout under Modified Plan upon Achievement of PPNR and Deposit Volume and Rate Goals
	Target	Maximum		Target	Maximum
M. Terry Turner	100%	125%		35%	50%
Robert A. McCabe, Jr.	100%	125%		35%	50%
Richard D. Callicutt, II	75%	93.75%		26.25%	37.5%
Hugh M. Queener	75%	93.75%		26.25%	37.5%
Harold R. Carpenter	75%	93.75%		26.25%	37.5%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer

Date: August 17, 2020